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                                                                    Exhibit 4.15


Kemper Investors Life Insurance Company
1600 McConnor Parkway, Schaumburg, Illinois 60196-6801



ENDORSEMENT - Nursing Care Rider

As used in this Endorsement, "Contract" means the Contract or Certificate to which this Endorsement is attached. This Endorsement forms a part of the Contract to which it is attached from the effective date of the Contract.

Withdrawal charges will not be assessed when a total or partial withdrawal in excess of the free partial withdrawal amount is requested in a form satisfactory to us;

(1) after the Owner has been confined in a Hospital or Skilled Health Care Facility for at least forty-five consecutive days and the Owner remains confined in the Hospital or Skilled Health Care Facility when the request is made; or

(2) within forty-five days following the Owner's discharge from a Hospital or Skilled Health Care facility after a confinement of at least forty-five consecutive days.

Confinement must begin after the effective date of this Endorsement.

Withdrawal charges will not be waived when confinement is due to: 1) substance abuse; or 2) mental or personality disorders without a demonstrable organic disease. A degenerative brain disease such as Alzheimer's Disease is considered an organic disease. For purposes of this provision:

"Hospital" means a place which is licensed by the State as a Hospital and is operating within the scope of its license.

"Skilled Health Care Facility" means a place which:

(a)  is licensed by the State;

(b)  provides skilled nursing care under the supervision of a physician;

(c) has twenty-four hour a day nursing services by or under the supervision of a registered nurse (RN); and

(d)  keeps a daily medical record of each patient.

Except as modified herein, all terms and conditions of this Contract remain unchanged.

IN WITNESS WHEREOF, Kemper Investors Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.



 /s/  Debra P. Rezabek             /s/ Gail K. Caruso
------------------------          ---------------------
        Secretary                       President